                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12


                                 Ceres Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                            [CERES GROUP, INC. LOGO]




        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2002



         Notice is hereby given that the 2002 Annual Meeting of Stockholders of Ceres Group, Inc. will be held at 17800 Royalton Road, Cleveland, Ohio on May 15, 2002 at 10:00 a.m., local time, for the following purposes:


        1. To consider and vote upon a proposal to amend Ceres' Bylaws to set the number of directors at nine and to provide for a staggered Board of Directors which would divide our Board into three classes, each with three directors, serving staggered terms of office of three years (Proposal 1).



        2. To elect nine directors to hold office for staggered terms ranging from one to three years if the first proposal is adopted or, in the alternative, to elect nine directors to hold office until the next annual election of directors, or until their successors are elected and qualified (Proposal 2).


        3. To consider and transact any other business that may properly come before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on March 25, 2002 will be entitled to notice of, and to vote at, the 2002 Annual Meeting or any adjournment thereof.

                                      By order of the Board of Directors,

                                      /s/ Kathleen L. Mesel

                                      Kathleen L. Mesel
                                      Corporate Secretary



April 15, 2002

                                CERES GROUP, INC.


                           -------------------------

                                 PROXY STATEMENT

                               GENERAL INFORMATION


         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of our Board of Directors for use at the 2002 Annual Meeting of Stockholders of Ceres Group, Inc., a Delaware corporation, to be held on May 15, 2002 at 10:00 a.m., local time.



         This Proxy Statement and the accompanying notice and proxy card, together with our annual report to stockholders on Form 10-K for the year ended December 31, 2001 and our 2001 summary annual report, will first be sent to stockholders on or about April 15, 2002.


                              QUESTIONS and ANSWERS

--------------------------------------------------------------------------------
Q:       WHEN AND WHERE IS THE ANNUAL MEETING?

A: Our 2002 Annual Meeting of Stockholders will be held on May 15, 2002 at 10:00 a.m. local time at the company's office at 17800 Royalton Road, Cleveland, Ohio 44136.
--------------------------------------------------------------------------------


Q:       WHAT ARE STOCKHOLDERS VOTING ON?
A:       -        Amendments to our Bylaws to set the number of directors at nine and to provide for a staggered Board of Directors which would divide our Board into three classes, each with three directors, serving staggered terms of office of three years.

         - Election of three directors to hold office until the 2003 Annual Meeting of Stockholders, three directors to hold office until the 2004 Annual Meeting of Stockholders and three directors to hold office until the 2005 Annual Meeting of Stockholders or, if the amendments to our Bylaws in Proposal 1 are not approved, the election of nine directors until the next Annual Meeting of Stockholders, and until their successors have been duly elected and qualified.

         If a proposal other than the two listed above is presented at the annual meeting, your signed proxy card gives authority to Charles E. Miller, Jr. and Kathleen L. Mesel to vote on any additional proposals.


         Our Board of Directors believes that the election of its nominees and the approval of Proposal 1 are in the best interests of Ceres Group and its stockholders and recommends that the stockholders vote FOR each of the nominees and FOR Proposal 1.

--------------------------------------------------------------------------------
Q:       WHO IS ENTITLED TO VOTE?
A: Stockholders as of the close of business on March 25, 2002, the record date, are entitled to vote at the annual meeting. Each share of our common stock, par value $0.001 per share, is entitled to one vote.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Q:       HOW DO STOCKHOLDERS VOTE?
A: Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted FOR the election of the director nominees set forth in Proposal 2 and FOR Proposal 1. You have the right to revoke your proxy any time before the meeting by:
         -        notifying our corporate secretary,
         -        voting in person, or
         -        returning a later-day proxy card.
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Q:       WHAT SHARES ARE INCLUDED ON YOUR PROXY CARD?
A: The number of shares printed on your proxy card represents all your shares, including any shares you may own in Ceres' 401(k) savings plan, employee stock purchase plan and agent stock purchase plan. If you are an employee of Ceres and our insurance subsidiaries, the shares in your 401(k) savings account and stock purchase plan account will be voted in accordance with your instructions, if indicated. If your proxy card is signed, but does not indicate your voting preferences, we have been advised by the 401(k) plan administrator and the plan trustee that your shares will be voted in favor of each of the nominated directors and the other proposal.
--------------------------------------------------------------------------------


Q:       WHAT DOES IT MEAN IF A STOCKHOLDER GETS MORE THAN ONE PROXY CARD?
A: Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. To provide better stockholder services, we encourage you to have all accounts registered in the same name and address. You may do this by contacting our transfer agent, National City Bank, at 800-622-6757.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Q:       WHAT CONSTITUTES A QUORUM?
A: As of the record date, 33,901,112 shares of our common stock are entitled to vote at the annual meeting. A majority of the voting stock, present or represented by proxy, constitutes a quorum for the transaction of business at the annual meeting. If you submit a properly executed proxy card, then you will be considered part of the quorum. "Broker non-votes" will not be part of the voting power present, but will be counted to determine whether or not a quorum is present. A "broker non-vote" occurs when a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote on a particular matter and has not received instructions from the beneficial owner.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

Q:       WHAT ARE THE VOTING REQUIREMENTS?
A: The nine nominees for director who receive a plurality of the votes cast by the holders of our common stock, in person or by proxy, at the Annual Meeting will be elected. All other matters require the approval of a majority of the votes cast by the holders of our common stock, in person or by proxy, at the Annual Meeting. If you are present or represented by a proxy at the annual meeting and you abstain, your abstention will have the same effect as a vote against that proposal. "Broker non-votes" will not be counted in the total number of votes and will have no effect on the outcome of voting.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Q:       WHO CAN ATTEND THE ANNUAL MEETING?
A:       All stockholders as of the record date, March 25, 2002, can attend.
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Q:       WHEN IS A STOCKHOLDER PROPOSAL DUE FOR NEXT YEAR'S ANNUAL MEETING?
A: In order to be considered for inclusion in next year's proxy statement, stockholder proposals must be submitted in writing by December 26, 2002, to Corporate Secretary, Ceres Group, Inc., 17800 Royalton Road, Cleveland, Ohio 44136, and must be in accordance with the provisions of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. See page 30 for more details.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Q:       WHO PAYS FOR THE SOLICITATION EXPENSES?
A: The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by us. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone and by facsimile, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, telegram or other means of communication. We have retained D.F. King & Co., Inc. for their customary fees, plus reimbursement of expenses, to assist in our solicitation of proxies from brokers, nominees, institutions and individuals. D.F. King & Co.'s fees are estimated to be $12,500.
--------------------------------------------------------------------------------

                                  PROPOSAL ONE
                     TO APPROVE AMENDMENTS TO CERES' BYLAWS
                  TO SET THE NUMBER OF DIRECTORS AT NINE AND TO
                      CREATE A STAGGERED BOARD OF DIRECTORS

         THE PROPOSED AMENDMENTS ARE SUMMARIZED BELOW. YOU SHOULD READ THE ENTIRE PROXY STATEMENT AND THE REVISED TEXT OF THE BYLAWS ATTACHED AS ANNEX A IN THEIR ENTIRETY BEFORE YOU DECIDE HOW TO VOTE.

         The Board of Directors has unanimously approved, and recommends that you approve, amendments to our Bylaws setting the number of directors at nine and providing for the classification of our Board of Directors into three classes with staggered three-year terms of office.

         Our Certificate of Incorporation does not currently contain any provisions regarding the number or term of service of our directors. The number of members of our Board is currently set at nine, pursuant to the voting agreement described below. Our Bylaws currently provide that the Board will have no less than six and no more than fifteen members. In addition, the election of directors is currently governed by our Bylaws, which provide that all directors are to be elected annually for a term of one year. Our directors are presently elected annually to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

         If these proposed amendments to our Bylaws are approved:


         -    the number of directors will be set at nine, and


         - our nine directors will be divided equally into three separate classes, designated Class I, Class II and Class III. Initially, Class I directors shall be elected for a term of one year, Class II directors for a two-year term and Class III directors for a three-year term. When directors are elected at the next and following annual meetings of stockholders, they will be elected to three-year terms. See "Election of Directors" (Proposal 2) as to the composition of each class of directors if this amendment is approved.

         In addition, the proposed amendments state that the provisions in our Bylaws regarding the number of directors and a staggered board may only be amended or repealed by an affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock.

Termination of Voting Agreement.


         A group of our stockholders are currently bound by a voting agreement, dated July 1, 1998, which was amended and restated July 25, 2000 and amended on November 30, 2001. These stockholders collectively own 15,345,890 shares of our common stock or 39.9% of our outstanding shares. Pursuant to the provisions of the voting agreement, these stockholders are effectively able to elect all of our directors and to determine the outcome of all corporate actions requiring stockholder approval, including approving or preventing a change of control of the company, a business combination involving the company, the incurrence of indebtedness, the issuance of equity securities and the payment of dividends on our common stock. The voting agreement provides that these stockholders will cause our Board of Directors to consist of nine directors, some or all of whom are designated by a few of these stockholders. However, more than two-thirds of these holders under the voting agreement, each of whom are also directors, have agreed that they would be in favor of terminating the agreement if our stockholders vote in favor of a staggered board. These holders also indicated that they would vote for such a staggered board. For more information on this voting agreement, see "Voting Agreement" on page 28.


Possible Benefits of a Staggered Board.

         The Board of Directors believes that a staggered system of electing directors would provide important benefits to Ceres, including:


        - A staggered board will help to assure the continuity and stability of our business strategies and policies and management of our business because a majority of the Board of Directors at any given time will have prior experience as directors of our company. This is particularly important to a growth-oriented organization, such as Ceres.


        - In addition, in the event of an unfriendly or unsolicited proposal to purchase a significant or controlling interest in Ceres, a staggered board would give us the time necessary:

                -     to effectively evaluate and negotiate the proposal,
                -     to study alternative proposals,
                -     to assure that stockholder value is maximized, and
                - to assure that the interests of the stockholders are protected to the maximum extent possible.

        - A staggered board is designed to reduce the vulnerability of a company to an unsolicited takeover proposal, particularly a proposal that does not contemplate the acquisition of all of the outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of the company.

Possible Anti-Takeover Effect of a Staggered Board.

         Establishing a staggered board has anti-takeover implications by making it more difficult for an unsolicited takeover attempt to succeed, as obtaining control of a company through changing the composition of its board is more difficult. The proposed staggered board amendment will significantly extend the time required to effect a change in control of our Board of Directors and may discourage hostile takeover bids for Ceres. Currently, a change in control can be made by stockholders holding a plurality of the votes cast at a single annual meeting. If we implement a staggered Board of Directors, a possible acquirer would be unable to obtain majority control of our Board of Directors for a period of at least two years, because a majority of directors cannot be elected at a single meeting. No more than one-third of the sitting Board of Directors would be up for election at any one annual meeting. These effects are somewhat mitigated by the ability of stockholders to remove any and all directors, with cause, at a meeting or by written consent.

         Delaware law provides that unless our Certificate of Incorporation provides otherwise (which it does not), directors serving on a staggered or classified board of directors may be removed by stockholders only for cause. Currently, under our Bylaws, all of our directors are elected annually and any and all directors may be removed with or without cause by stockholders.

         Because of the additional time required to change control of the Board of Directors, the staggered board amendment will tend to perpetuate present management. Without the ability to obtain immediate control of our Board of Directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of Ceres. Because the staggered board amendment will increase the amount of time required for a takeover bidder to obtain control of Ceres without cooperation of the Board of Directors, even if the takeover bidder were to acquire a majority of our outstanding stock, it will tend to discourage some tender offers, perhaps including some tender offers that stockholders may feel would be in their best interests. The staggered board amendment will also make it more difficult for our stockholders to change the composition of our Board of Directors even if the stockholders believe such a change would be desirable.

         In addition, the proposed staggered board amendment states that the provision regarding a staggered board in our Bylaws may only be amended or repealed by an affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock.

Vote Required

         Approval of the amendments to our Bylaws requires the affirmative vote of the holders of a majority of the votes cast by the holders of our common stock, in person or represented by proxy, at the annual meeting. Broker non-votes will not count in favor of or against this Proposal. The enclosed proxy card will be voted FOR this proposal unless the proxy holders are otherwise instructed.

         If these amendments to our Bylaws are not approved, the number and term of office of our directors will not change and the current provisions of our Bylaws and the Delaware General Corporation Law will continue to govern.


         THE BOARD OF DIRECTORS RECOMMENDS AND ENCOURAGES THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENTS TO OUR BYLAWS TO SET THE NUMBER OF DIRECTORS AT NINE AND TO CREATE A STAGGERED BOARD OF DIRECTORS.

                                  PROPOSAL TWO
                              ELECTION OF DIRECTORS

         The number of directors has been fixed at nine, and nine directors are currently in office. If the proposed amendments to our Bylaws setting the number of directors at nine and providing for a staggered Board of Directors divided into three classes, as described in Proposal 1 above, are adopted, three directors will each be elected for a term expiring at the Annual Meeting of Stockholders to be held during 2003 (Class I), 2004 (Class II) and 2005 (Class
III).


         If Proposal 1 is adopted, the amendments to our Bylaws will be promptly filed in the records of the Company, the number of directors will be set at nine and a staggered Board of Directors will thereby be created. In that event, Susan
S. Fleming, Rodney L. Hale and Robert J. Lunn will be the nominees for election as the Class I Directors for a one-year term expiring in 2003; Andrew A. Boemi, Michael A. Cavataio and Bradley E. Cooper will be the nominees as the Class II Directors for a two-year term expiring in 2004; and Peter W. Nauert(1), William
J. Ruh and Robert A. Spass will be the nominees for election as the Class III Directors for a three-year term expiring in 2005.



         If the amendments are not adopted, a staggered Board of Directors will not be created, the voting agreement will continue in effect and the nominees elected as directors will serve until the next Annual Meeting or until their respective successors have been elected and qualified.


         If, by reason of death or other unexpected occurrence, any nominee should not be available for election, the proxies will be voted for such substitute nominee as the Board of Directors may propose. In the election of directors, the nine nominees receiving the greatest number of votes will be elected. Broker non-votes will not count in favor of or against election of any nominee.


         Pursuant to the provisions of the amended and restated voting agreement, the nine directors currently in office have been nominated for re-election by the Board of Directors at the annual meeting. For more information regarding this voting agreement, see "Voting Agreement" on page 28.



         For more information regarding the nominees for directorship, see "Board of Directors" on page 8.



         OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ANDREW BOEMI, MICHAEL CAVATAIO, BRADLEY COOPER, SUSAN FLEMING, RODNEY HALE, ROBERT LUNN, PETER NAUERT, WILLIAM RUH AND ROBERT SPASS.


-------------
1 See page 8 for information regarding Peter Nauert's position as our Chief Executive Officer and President.

                               BOARD OF DIRECTORS


         Based on information as of March 25, 2002, the following describes the age, position with Ceres, principal occupation and business experience during the past five years, and other directorships of each person nominated for election as a director. Pursuant to the provisions of the voting agreement, all of the nominees are currently directors and have been nominated for re-election by the Board of Directors for election at the annual meeting. See "Voting Agreement" on page 28.




       Name                    Age               Position                                         Director Since
       ----                    ---               --------                                         --------------

Peter W. Nauert                58       Chairman of the Board, President and Chief Executive      1998
                                        Officer(1)
Andrew A. Boemi                57       Director                                                  1997
Michael A. Cavataio            58       Director                                                  1997
Bradley E. Cooper              35       Director                                                  1998
Susan S. Fleming               31       Director                                                  2000
Rodney L. Hale                 61       Director                                                  2000
Robert J. Lunn                 51       Director                                                  2001
William J. Ruh                 41       Director                                                  2000
Robert A. Spass                45       Director                                                  1998


         Mr. Nauert has been the President, Chief Executive Officer and a director of Ceres since July 3, 1998 and Chairman of the Board since June 10, 1999. Mr. Nauert joined Ceres in July 1998 after the expiration of his non-compete with Conseco, Inc., which in 1997 purchased Pioneer Financial Services, Inc., an underwriter and marketer of health insurance, life insurance and annuities throughout the United States. Mr. Nauert served as Chief Executive Officer of Pioneer Financial Services from 1982 to 1997, and as Chairman from 1988 to 1997. Mr. Nauert had been employed in an executive capacity by one or more of the insurance subsidiaries of Pioneer Financial Services from 1968 to 1997.

         Mr. Boemi has been managing director of Turnaround Capital Partners, L.P., a company engaged in investing in small to mid-sized public and private companies in the early turnaround stages, since 1997. In 1997, Mr. Boemi served as the managing director of Marietta Capital Partners, a company engaged in private investment banking and corporate restructuring.

         Mr. Cavataio is a real estate developer in northern Illinois and southern Wisconsin. He served as a director of Pioneer Financial Services from 1986 to 1997 and served as Vice Chairman from 1995 to 1997. Mr. Cavataio has served as a director of U.S. Bank of Northern Illinois since 1988 and as a director of AON Funds, Inc., a subsidiary of AON Corp., a multi-line insurance and brokerage company, since 1994.


         Mr. Cooper has been a partner and co-founder of Capital Z Partners since 1998. He currently serves on the Board of Directors of SNTL Group, Inc., Highlands Insurance Group,



8


------------------
(1) Mr. Nauert has advised our Board of Directors of his intention to retire as our President and Chief Executive Officer. On April 15, 2002, Mr. Nauert and the company executed an agreement pursuant to which Mr. Nauert's services as our President and CEO will terminate on the earlier of (i) the hiring of a new CEO, (ii) his retirement, (iii) the Board's removal of Mr. Nauert as interim CEO, or (iv) June 1, 2002. In addition, the agreement calls for the termination of Mr. Nauert's existing employment agreement, his rendering of certain transitional services and for certain payments by the company to Mr. Nauert. Mr. Nauert will continue to serve as Chairman of the Board until the 2003 annual meeting of stockholders.

Universal American Financial Corp. and PXRE Group, Ltd. From 1994 to 1998, Mr. Cooper served as a partner of Insurance Partners, L.P. that executed investments in property and casualty insurers, life and health insurers, healthcare services firms, and related insurance businesses. Prior to the formation of Insurance Partners, L.P., he was a vice president of International Insurance Advisors, Inc., the management company of International Insurance Investors, L.P. Prior to joining International Insurance Advisors, Inc., Mr. Cooper was an investment banker in the Financial Institutions Group at Salomon Brothers, Inc.



         Ms. Fleming has been a partner of Capital Z Partners since January 2002. From 1998 to 2002, she was a principal of Capital Z. She serves on the Board of Directors of Universal American Financial Corp. and PXRE Group, Ltd. From 1994 to 1998, Ms. Fleming served as a vice president of Insurance Partners I, L.P., where she assisted in the successful completion of numerous investments. Ms. Fleming also was an investment banking analyst with Morgan Stanley & Co., working in the financial institutions M&A group and in firm management from 1992 to 1994.


         Mr. Hale has been the president of International Insurance Investment Strategies, a consulting firm specializing in strategic alternatives for the life insurance industry, since 1993. Since 1995, he has owned Sterling Investors Life Insurance Company, a life and accident and health insurance company.

         Mr. Lunn is the founder of Lunn Partners, LLC, a private investment banking firm established in 1994. He is the firm's managing partner and chief investment officer, overseeing all investment activities. Prior to establishing Lunn Partners, Mr. Lunn was a managing director at Lehman Brothers and a member of Lehman Brokers' Operating Committee. He was head of the Financial Services Division, which included Private Client Services, Global Management, Performance Based Funds Management, and Securities Lending. Mr. Lunn was with Morgan Stanley & Co. from 1977 to 1994. Mr. Lunn serves on the board of Shaw Industries.

         Mr. Ruh has been an Executive Vice President and co-founder of Castle Creek Capital, an investment management company, since 1995. He is also a co-founder and has been a principal of Castle Creek Financial, a registered broker/dealer that conducts financial advisory services and places equity investments, since 1995. Mr. Ruh worked for Bank One Corporation and Mabon Securities prior to founding Castle Creek. Mr. Ruh presently serves as a director of Indivos Corporation.

         Mr. Spass has been a partner and co-founder of Capital Z Partners, an investment management company, since 1998. Prior to co-founding Capital Z, Mr. Spass was the Managing Partner and co-founder of Insurance Partners I, L.P. Mr. Spass served as president and chief executive officer of International Insurance Advisors, Inc., an investment management company, from 1990 to 1994. Mr. Spass is a director of USI Insurance Services, Universal American Financial Corporation, SNTL Group, Highlands Insurance Group and Aames Financial Corp.

COMPOSITION OF THE BOARD OF DIRECTORS


         Our Board of Directors has nine members. The directors are elected by our stockholders at the annual meeting and each director holds office until the next annual meeting and until his successor is properly elected and qualified. Certain of our stockholders have entered into a voting agreement that governs who they will vote for as directors of Ceres. However, more than two-thirds of the holders under the voting agreement, who are also directors, have agreed that they would be in favor of terminating the agreement if our stockholders vote at this Annual Meeting to divide our Board of Directors into three classes, each with three directors, serving staggered terms of office of three years as outlined in Proposal 1. For more information on this voting agreement, see "Voting Agreement" on page 28.


DIRECTOR COMPENSATION


         In 2001, our directors, with the exception of Mr. Nauert, received a $2,500 quarterly retainer and non-qualified stock options to purchase 5,000 shares of common stock. Each chairman of a committee received a $5,000 annual fee for serving as a chairman of a committee.



SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


         Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all forms were filed in a timely manner during 2001.

BOARD COMMITTEES

         Our Board of Directors met five times in 2001 and took action by written consent five times. During 2001, all members of the Board, with the exception of Mr. Lunn and Mr. Hale, participated in at least 75% of all Board and applicable committee meetings.

         Our Board of Directors has standing executive, compensation, investment, audit and QQLink conflicts committees.

         Executive Committee. Our Executive Committee has all powers of the Board of Directors in the management of our business and affairs between Board meetings except the power to fill vacancies on the Board or its committees. The Executive Committee also functions as a nominating committee. As a nominating committee, the Executive Committee seeks qualified persons to serve as directors and makes recommendations to the Board of Directors. Currently the members of the Executive Committee are Mr. Nauert (chairman), Mr. Cavataio, Mr. Ruh and Mr. Spass. The Executive Committee met four times and took action by written consent four times in 2001.

         Investment Committee. Our Investment Committee establishes policies for our investments and monitors their management. Currently the members of the Investment Committee are Mr. Cavataio (chairman), Mr. Boemi and Mr. Hale. The Investment Committee met once in 2001.

         Compensation Committee. Our Compensation Committee is responsible for determining the compensation of our executive officers and administering our various stock plans. Currently the members of the Compensation Committee are Mr. Ruh (chairman), Mr. Cooper and Mr. Hale. The Compensation Committee met three times and took action by written consent twice in 2001.


         Audit Committee. Our Audit Committee recommends to the Board of Directors the firm of independent accountants to serve us and reviews the scope, performance and results of the annual audit. In accordance with its written charter that was approved and adopted by our Board of Directors in 2000, our Audit Committee assists our Board of Directors in monitoring:



        -        the integrity of our financial statements,
        -        our compliance with legal and regulatory requirements, and
        - the independence and performance of our internal and external auditors.


     The Audit Committee's current composition satisfies the regulations of the Nasdaq Stock Market, Inc. governing audit committee composition. A copy of our Audit Committee charter was filed with our proxy statement for the 2001 Annual Meeting.

         Currently the members of the Audit Committee are Mr. Boemi (chairman), Mr. Cavataio and Ms. Fleming. The Audit Committee met five times during 2001.

         QQLink Conflicts Committee. Our QQLink Conflicts Committee is responsible for determining and resolving issues relating to:

        -        the sale of stock to investors,
        -        the issuance of options to management,
        -        the use of Ceres personnel to manage and operate QQLink,
        -        the use of any other Ceres resources, and
        - any other perceived or potential conflict between Ceres and its insurance subsidiaries, on the one hand, and QQLink, on the other.

         Currently, the members of the QQLink Conflicts Committee are Mr. Ruh (chairman), Mr. Cavataio and Mr. Hale. The QQLink Conflicts Committee did not meet during 2001.


                             AUDIT COMMITTEE REPORT

         In fulfilling its oversight responsibilities, the Audit Committee reviewed our audited financial statements with management. The Audit Committee also discussed with our independent auditors the matters required by Statement on Auditing Standards No. 61,

"Communication with Audit Committees." The Audit Committee reviewed with Ernst & Young LLP, our independent auditors who are responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in our financial statements. Also, the Committee discussed the results of the annual audit and such other matters required to be communicated with the Audit Committee under generally accepted auditing standards.


         In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from our independent auditors a formal written statement describing all relationships between our independent auditors and us that might bear on our independent auditors independence consistent with Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees," and discussed with the auditors any relationships that may impact their objectivity and independence. In considering the auditors' independence, the Audit Committee also considered whether the non-audit services performed by the auditors on our behalf were compatible with maintaining the independence of the auditors.



         In reliance upon the Audit Committee's reviews and discussions with management and our independent auditors, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment of the independent auditors to audit our financial statements for the current fiscal year, 2002, and the Board concurred in such recommendation.


Principal Accounting Firm Fees.


         The following table sets forth the aggregate fees billed to us for the fiscal year ended December 31, 2001, by our accounting firm, Ernst & Young:



Audit Fees                                                         $  740,000
Financial Information Systems Design and Implementation                     0
All Other Fees*                                                        44,000
                                                                   ----------
                                                TOTAL              $1,284,000
                                                                   ==========



* Includes fees related to tax services and $448,000 of fees related to our 2001 public offering



                                                             AUDIT COMMITTEE
                                                             ANDREW A. BOEMI
                                                             MICHAEL A. CAVATAIO
                                                             SUSAN S. FLEMING


                               EXECUTIVE OFFICERS

                                                                                                   EXECUTIVE
NAME                           AGE      POSITION                                                   OFFICER SINCE
Peter W. Nauert                58       Chairman of the Board, President and Chief Executive       1998
                                        Officer(1)
George A. Gehringer            46       Senior Vice President - Individual Health Division         2002
Bruce M. Henry                 43       Chief Marketing Officer and President of HealthMark        2000
                                        Sales, LLC
Charles E. Miller, Jr.         51       Executive Vice President and Chief Financial Officer       1998
Mark A. Nielsen                49       Executive Vice President - Senior Health Division          2001
Anthony J. Pino                54       Executive Vice President - Group Health Division           1999



----------------------------
(1) Biographical information on Mr. Nauert can be found under "Board of Directors." Mr. Nauert has advised our Board of Directors of his intention to retire as our President and Chief Executive Officer. On April 15, 2002, Mr. Nauert and the company executed an agreement pursuant to which Mr. Nauert's services as our President and CEO will terminate on the earlier of
     (i) the hiring of a new CEO, (ii) his retirement, (iii) the Board's removal of Mr. Nauert as interim CEO, or (iv) June 1, 2002. In addition, the agreement calls for the termination of Mr. Nauert's existing employment agreement, his rendering of certain transitional services and for certain payments by the company to Mr. Nauert. Mr. Nauert will continue to serve as Chairman of the Board until the 2003 annual meeting of stockholders.


         Mr. Gehringer has served as the Senior Vice President of our Individual Health Division since January 1, 2002. He has been Senior Vice President, Acquisitions of Ceres since March 1999. Prior to joining Ceres, Mr. Gehringer was Vice President of Special Projects for World Insurance Company from 1988 through 1999.

         Mr. Henry has been our Chief Marketing Officer since June 2000 and President of HealthMark Sales, LLC since March 2001. He was our Chief Sales Officer since joining us in July 1998. From 1996 to 1998, Mr. Henry was National Sales Director for Design Benefit Plans, a marketing subsidiary of Pioneer Financial Services. Prior to 1996, Mr. Henry was regional sales manager for a subsidiary of Pioneer Financial Services.


         Mr. Miller has been our Executive Vice President and Chief Financial Officer since October 1998. From 1996 to 1998, he was a principal and president of Wellington Partners, Inc., an insurance acquisition company. Mr. Miller was also a consultant to the Insurance Partners' funds. Before 1996, Mr. Miller was executive vice president, chief financial officer and a director of Harcourt General Insurance Company.


         Mr. Nielsen has served as Executive Vice President of our Senior Health Division since June 2001. Since July 2000, he has served as President of Continental General Insurance Company, a subsidiary of Ceres. He has served as President of The Pyramid Life Insurance Company, a subsidiary of Ceres, since 1996 and in various vice president capacities for Pyramid Life since 1978.

         Mr. Pino has served as Executive Vice President of Ceres since February 2000 and was Senior Vice President of Ceres from August 1999 to February 2000. From June to August 1999, he was a consultant to Ceres. From 1996 to 1999, Mr. Pino was president of National Health Services, Inc., a managed care subsidiary of United Payors and United Providers, an intermediary between health care payors and health care providers. From 1991 to 1996, Mr. Pino was executive vice president of Pioneer Financial Services and president of National Group Life Insurance Company, a subsidiary of Pioneer.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         The following table sets forth the annual compensation paid with respect to the calendar years ended December 31, 2001, 2000 and 1999, to our Chief Executive Officer and our five most highly compensated executive officers during 2001.


                                                                                                  LONG TERM
                                                         ANNUAL COMPENSATION                     COMPENSATION
                                                         -------------------                     ------------

                                                                                OTHER             SECURITIES
            NAME AND                                                            ANNUAL            UNDERLYING       ALL OTHER
       PRINCIPAL POSITION           YEAR      SALARY        BONUS(1)        COMPENSATION(2)        OPTIONS      COMPENSATION (3)
       ------------------           ----      ------        --------        ---------------        -------      ----------------

PETER W. NAUERT..............        2001    $364,318            -0-         $1,509,971  (4)       250,000              $2,322
Chairman of the Board,               2000         -0-            -0-          1,236,777  (4)             -                   -
President and Chief                  1999         -0-            -0-           993, 242  (4)             -                   -
Executive Officer

BRUCE M. HENRY...............        2001     369,500        $39,386             35,708             40,000              33,873  (5)
Chief Marketing Officer and          2000     226,500         25,476             24,115             34,262              33,873  (5)
President of HealthMark Sales, LLC   1999     176,900              -                  -             15,000                   -

BILLY B. HILL, JR. (6).......        2001         -0-         47,264            151,418  (7)        45,000             300,000
Former General Counsel               2000         -0-         30,570            166,352  (7)        29,114             305,000
                                     1999         -0-              -            200,004  (7)             -             240,000

CHARLES E. MILLER, JR........        2001     250,000         39,386             35,708             45,000              49,242  (8)
Executive Vice President             2000     248,300         28,660             27,123             27,294              49,242  (8)
and Chief Financial Officer          1999     211,900              -                  -             25,000             145,810  (8)

ANTHONY J. PINO..............        2001     257,143         39,386             35,708             40,000               1,242
Executive Vice President             2000     234,400         19,106             18,086             43,196               1,242
                                     1999      98,200              -                  -             25,000                 414

MARK A. NIELSEN..............        2001     220,700         17,727             16,070             80,000                 720
Executive Vice President             2000      79,680  (9)         -                  -                  -                 257  (9)


(1) Unless otherwise indicated, the amounts in this column represent the bonus paid to each officer under the 1999 and 2000 officer bonus plan. These amounts were earned in 1999 and 2000 but paid in 2000 and 2001, respectively.

(2) Unless otherwise indicated, the amounts in this column represent the fair market value on the date of grant of the stock award paid to each officer under the 1999 and 2000 officer bonus plan. These amounts were earned in 1999 and 2000 but paid in 2000 and 2001, respectively.

(3) For the year 2000, $1,000 represents the contribution payable by us in stock to each of Messrs. Henry, Miller and Pino under our 401(k) plan, and for the year 1999, to Mr. Miller under our 401(k) plan.

(4) In 2000 and 1999, Mr. Nauert received no cash salary. Under his current employment agreement, Mr. Nauert is entitled to a stock award payable in shares of our common stock and a cash payment equal to the amount of taxes payable on the stock award. In 2001, pursuant to his employment agreement, Mr. Nauert received 203,607 shares of our common stock valued at $1,078,551. In 2000, pursuant to his employment agreement, Mr. Nauert received 130,040 shares of our common stock valued at $883,412, and in 1999, Mr. Nauert received 108,108 shares of our common stock valued at $709,459. He is also entitled to an amount equal to the taxes payable on such awards which amounted to $431,420 in 2001, $353,365 in 2000 and $283,784 in 1999. For information regarding Mr. Nauert's employment agreement, see "Employment Agreements" on page 24. Mr. Nauert received no payment in 2000 under the 1999 officer bonus plan.

(5) Includes $33,333 in connection with the forgiveness of 1/3 of a $100,000 loan from Ceres to Mr. Henry in each of 2000 and 2001. An additional 1/3 of the loan will be forgiven in 2002.

(6) Mr. Hill served as our General Counsel until September 30, 2001 and as a consultant until December 31, 2001 pursuant to a retainer agreement under which he was paid an annual retainer. See "Employment Agreements."

(7) In 2001, Mr. Hill received 72,798 shares, valued at $108,156, and $43,262 in cash equal to the taxes payable on the stock award. In 2000, pursuant to his retainer agreement and the 1999 officer bonus plan, Mr. Hill received 18,816 shares of our common stock, valued at $127,089, and $39,263 in cash equal to the taxes payable on the stock award. In 1999, pursuant to his retainer agreement, Mr. Hill received 16,667 shares of our common stock, valued at $133,336, and $66,668 in cash equal to the taxes payable on the stock award.

(8) Represents (i) payment of $4,000 per month for expenses relating to his residence in Cleveland, Ohio, and (ii) in 1999, $96,000 related to non-recurring expenses related to Mr. Miller's relocation from Florida to Ohio. See "Employment Agreements."

(9) Represents compensation paid by Ceres to Mr. Nielsen following the acquisition of Pyramid Life Insurance Company on July 26, 2000.

OPTION GRANTS IN 2001

         The following table summarizes information concerning options granted during the fiscal year ended December 31, 2001 to each of our executive officers listed in the compensation table.


                                                                                                   POTENTIAL REALIZABLE
                                                  PERCENT OF                                      VALUE AT ASSUMED ANNUAL
                                  NUMBER OF      TOTAL OPTIONS                                     RATES OF STOCK PRICE
                                   SHARES         GRANTED TO     EXERCISE                         APPRECIATION FOR OPTION
                                 UNDERLYING       EMPLOYEES IN   PRICE PER                                 TERM*
           NAME                   OPTIONS             2001         SHARE       EXPIRATION DATE      5%            10%
           ----                   -------             ----         -----       ---------------      --            ---

Peter W. Nauert.........           250,000           27.5%        $5.12        April 10, 2011     $809,973     $2,039,974

Bruce M. Henry..........            20,000            2.2%        $8.00       August 10, 2011     $100,611       $254,983
                                    20,000            2.2%        $6.00           May 1, 2011      $75,455       $191,233


                                                                                                   POTENTIAL REALIZABLE
                                                  PERCENT OF                                      VALUE AT ASSUMED ANNUAL
                                  NUMBER OF      TOTAL OPTIONS                                     RATES OF STOCK PRICE
                                   SHARES         GRANTED TO     EXERCISE                         APPRECIATION FOR OPTION
                                 UNDERLYING       EMPLOYEES IN   PRICE PER                                 TERM*
           NAME                   OPTIONS             2001         SHARE       EXPIRATION DATE      5%            10%
           ----                   -------             ----         -----       ---------------      --            ---

Billy B. Hill, Jr.......            25,000            2.8%        $8.00       August 10, 2011     $125,766       $318,733
                                    20,000            2.2%        $6.00           May 1, 2011      $75,455       $191,233

Charles E. Miller, Jr...            25,000            2.8%        $8.00       August 10, 2011     $125,766       $318,733
                                    20,000            2.2%        $6.00           May 1, 2011      $75,455       $191,233

Anthony J. Pino.........            20,000            2.2%        $8.00       August 10, 2011     $100,611       $254,983
                                    20,000            2.2%        $6.00           May 1, 2011      $75,455       $191,233

Mark A. Nielsen.........            50,000            5.5%       $6.625         July 26, 2011     $208,309       $527,911
                                    10,000            1.1%        $8.00       August 10, 2011      $50,299       $127,483
                                    20,000            2.2%        $6.00           May 1, 2011      $75,455       $191,233


-------------------------------------
* Assumes a ten-year term of the options. These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast the actual appreciation of our common stock. No gain to optionees is possible without an actual increase in the price of our stock, which would benefit all of our stockholders.


Note: Each of the above options was granted under the 1998 Key Employee Share Incentive Plan and each vest on the third anniversary of the date of grant of such option with the exception of Mr. Nauert's, which vest on April 10, 2003 and Mr. Hill's which have already vested.

OPTION VALUES AT YEAR-END 2001

         The following table summarizes information with respect to the number of unexercised options held by the executive officers listed in the compensation table as of December 31, 2001. None of these executive officers exercised any options in 2001.


                                              Number of Securities Underlying      Value of In-the-Money Options at
                                                Options at December 31, 2001               December 31, 2001*
                                                ----------------------------               ------------------

Name                                             Exercisable/Unexercisable             Exercisable/Unexercisable
----                                             -------------------------             -------------------------
Peter W. Nauert                                       500,000/250,000                            --/--
Bruce M. Henry                                         25,000/89,262                             --/--
Billy B. Hill, Jr.                                       199,114/0                               --/--
Charles E. Miller, Jr.                                 125,000/72,294                            --/--
Anthony J. Pino                                        25,000/83,196                             --/--
Mark A. Nielsen                                           0/80,000                               --/--


* Valued at $3.69 per share, the closing price of our common stock on December 31, 2001.

EMPLOYMENT AGREEMENTS


         PETER W. NAUERT.

         JULY 1, 1998 AGREEMENT. Mr. Nauert serves as our Chairman of the Board, President and Chief Executive Officer. Effective July 1, 1998, we entered into an employment agreement, as amended, with Mr. Nauert under which he served as Chief Executive Officer until June 30, 2001. Mr. Nauert received no annual salary under the agreement. Rather, his compensation was composed of three components:


        -        awards of our common stock or "stock awards",
        -        stock options, and
        -        incentive pay,


all designed to induce Mr. Nauert to enter into the agreement and to remain with us for the three-year term of the agreement. These three components are explained below:

         Stock Award. Mr. Nauert received stock awards equal to 108,108 shares of our common stock on July 1, 1999, 26,722 shares of our common stock on January 1, 2000, 32,421 shares of our common stock on April 1, 2000, 33,988 shares of our common stock on July 1, 2000, 36,909 shares of our common stock on October 2, 2000, 34,626 shares of our common stock on January 2, 2001, 37,166 shares of our common stock on April 2, 2001 and 103,412 shares of our common stock on July 1, 2001. The July 1, 2001 stock award included the stock awards for the quarters ending March 31, 2001 and June 30, 2001 and an additional payment of 25,225 shares. Mr. Nauert also received a cash payment equal to the amount of taxes payable on the stock award before the time these taxes became due.

         Stock Options. Mr. Nauert was granted options to purchase an aggregate of 500,000 shares of our common stock. The exercise prices of the options are as follows:

                  Number of Options         Exercise Price
                  -----------------         --------------

                       100,000                   $6.50
                       100,000                   $7.50
                       100,000                   $8.50
                       100,000                   $9.50
                       100,000                  $10.50

Thirty percent (30%) of the options vested immediately upon issuance on July 3, 1998, 20% vested on July 1, 1999, 20% vested on July 1, 2000 and the remaining 30% vested on July 1, 2001. The vesting of all options occurred pro rata among the various exercise price levels.

         Incentive Pay. For each year of employment, Mr. Nauert would receive an amount equal to 5% of the amount by which our pre-tax income for such year exceeded the following targets: $14,544,000 in 1998; $30,597,000 in 1999;
$30,093,000 in 2000. For 2000, 1999 and 1998, Mr. Nauert did not qualify for any compensation under this component of his agreement.

         Under the agreement, Mr. Nauert was obligated to retain ownership of at least 900,000 shares of our common stock unless we release him from this obligation. Additionally, Mr. Nauert could have received cash bonuses or other incentive compensation as our Board of Directors approved.

         JULY 1, 2001 AGREEMENT. On April 10, 2001, we entered into an employment agreement with Mr. Nauert, effective July 1, 2001, for a term of two years. The agreement is automatically renewable at the end of the initial two year term for successive one year terms unless either party gives written notice of termination. The terms of the new agreement are as follows:

         Salary and Stock Award. Under this agreement, Mr. Nauert will receive an annual base salary of $750,000 in cash. In addition, Mr. Nauert is entitled to quarterly stock awards on the first day of each calendar quarter in shares of our common stock equal to $125,000 divided by the average closing price of our common stock for the calendar quarter immediately preceding the payment. On October 1, 2001, Mr. Nauert received a stock award equal to 28,403 shares of our common stock. On January 1, 2002, Mr. Nauert received a stock award equal to 38,226 shares of our common stock. Mr. Nauert will also receive a cash payment equal to the federal, state and local taxes payable by Mr. Nauert on the stock awards.

         Stock Options. Mr. Nauert was granted options to purchase 250,000 shares of our common stock at an exercise price of $5.12 per share. All 250,000 options vest on April 10, 2003. However, all of the options vest upon the occurrence of a "Severenceable Event." A "Severanceable Event" means any of the following:


        - termination by the company for any reason other than for "Cause," as defined by the agreement,



        - termination upon a "Change of Control" as defined by the agreement,


        - termination by Mr. Nauert for "Good Reason" as defined by the agreement, or

        - termination due to the death or total or partial disability of Mr. Nauert.

         Mr. Nauert will forfeit any unvested options if his employment is terminated for any reason other than a "Severenceable Event" as set forth above.

         Incentive Pay. Mr. Nauert will participate in our officer bonus plan based on specified target performance levels of the company. Mr. Nauert's incentive pay could range from 0% of his cash salary to 100% of his cash salary in any given year.

         In the event that we terminate Mr. Nauert without "cause" or there occurs a "qualifying termination" following a "change of control," Mr. Nauert is entitled to two years' severance equal to his base salary and stock awards, including the tax payments, and any incentive pay to which he would have been entitled assuming the target level performance was met; provided that after July 1, 2003, the incentive pay would be reduced to a one year payment.

         BRUCE M. HENRY. Mr. Henry serves as Chief Marketing Officer of Ceres and President of Ceres Sales, LLC. On April 10, 2001, we entered into an employment agreement with Mr. Henry under which he will serve as Chief Marketing Officer until June 30, 2003. The agreement is automatically renewable at the end of the initial term for successive one year terms unless we give prior written notice of termination. If we terminate Mr. Henry's employment other than for cause, Mr. Henry will be entitled to severance pay equal to 18 months' salary. In addition, he will be entitled to severance pay equal to two years' salary in the event of a "change of control," as defined in his employment agreement. The agreement also provides for reimbursement of business expenses and certain other fringe benefits. Under the agreement, Mr. Henry will receive bonuses under the officer bonus plan.

         BILLY B. HILL, JR. Mr. Hill served as our General Counsel pursuant to a retainer agreement dated as of June 30, 1998 for a term of three years under which Mr. Hill received a retainer of $240,000 per year. Effective January 1, 2000, Mr. Hill's retainer was increased to $300,000. Under the agreement, Mr. Hill received stock options to purchase 125,000 shares of our common stock. Twenty-five thousand of the options vested immediately at an exercise price of $5.50 per share. The remainder vested on July 1, 2001. The exercise price of the other options is as follows: $6.50 - 25,000 options; $7.50 - 25,000 options; $8.50 - 25,000 options and $9.50 - 25,000 options. Mr. Hill could have also received cash bonuses or other cash incentive compensation as our Board of Directors approved. The agreement provided for the reimbursement of reasonable business expenses. Under the agreement, Mr. Hill was not required to devote all of his time to Ceres. On April 10, 2001, we amended Mr. Hill's retainer agreement to extend the term for successive one year terms unless we gave prior written notice of termination. On September 30, 2001, Mr. Hill resigned his position and his retainer agreement was terminated.


         CHARLES E. MILLER, JR. Mr. Miller joined Ceres on October 1, 1998 as Executive Vice President and Chief Financial Officer. On December 7, 1998, Mr. Miller was also elected Executive Vice President and Chief Financial Officer of Central Reserve. He became Treasurer of Central Reserve in January 1999. On October 1, 1998, we entered into a three-year employment agreement with Mr. Miller that provides for a base salary of $175,000 and a one-time payment of $50,000 to induce Mr. Miller to enter into the agreement. On April 1, 1999, Mr. Miller's salary was increased to $225,000 per year. Effective January 1, 2000,

Mr. Miller's salary was increased to $250,000 for the remainder of the term. If we terminate Mr. Miller's employment other than for cause, Mr. Miller will be entitled to severance pay equivalent to one year's salary. Additionally, Mr. Miller was granted options to purchase 100,000 shares of our common stock at an exercise price of $6.50. Of these, 40,000 vested immediately, 30,000 vested October 1, 2000, and the remaining 30,000 vested on October 1, 2001. The agreement also provides for the reimbursement of reasonable expenses of relocation. Under the agreement, Mr. Miller may receive cash bonuses or other cash-incentive compensation as the Board of Directors may approve. On April 10, 2001, we amended Mr. Miller's employment agreement to extend the term of his employment until June 30, 2003. Mr. Miller's employment agreement is automatically renewable at the end of the term for successive one year terms unless we give prior written notice of termination. Pursuant to the amendment, Mr. Miller will be entitled to severance pay equal to 18 months' salary if we terminate him without cause. In addition, he will be entitled to severance pay equal to two years' salary in the event of a "change of control" as defined in the amendment. Mr. Miller will receive bonuses under the officer bonus plan.


         MARK A. NIELSEN. Mr. Nielsen serves as Executive Vice President of our Senior Health Division and as President of Continental General and Pyramid Life. On July 26, 2000, we entered into an employment agreement with Mr. Nielsen for a term of two years. Under this agreement, Mr. Nielsen would receive a salary of $200,000 per year and each renewal year thereafter. Mr. Nielsen's employment agreement provides that for each day of service under this agreement, the term extends for an additional day until the end of the calendar year in which Mr. Nielsen reaches age 65. Under this agreement, Mr. Nielsen is also eligible to participate in the officer bonus plan. If we terminate Mr. Nielsen's employment for any reason other than for cause, or if Mr. Nielsen terminates the agreement for "good reason" as defined in the agreement, Mr. Nielsen will receive a severance payment in an amount equal to his salary through the remaining term of his agreement, but not less than two years and the amount of his most recent annual bonus. Mr. Nielsen would also be entitled to outplacement services.


         ANTHONY J. PINO. Mr. Pino serves as Executive Vice President of Ceres. He served as Senior Vice President of Claims from August 1999 until his promotion to Executive Vice President in February 2000. Mr. Pino and Central Reserve entered into an employment agreement effective October 1, 1999 under which Mr. Pino would receive a salary of $150,000 for the period October 1, 1999 through October 1, 2000 and each renewal year thereafter. Effective January 1, 2000, his salary was increased to $200,000 for the remainder of the term. His salary was increased again to $250,000. The agreement automatically renews for succeeding one year terms, unless we provide 60 days' advance notice. If we terminate Mr. Pino's employment other than for cause, Mr. Pino will be entitled to severance pay, equivalent to one year's salary. His agreement also provides for reimbursement of business expenses and certain other fringe benefits. On April 10, 2001, we amended Mr. Pino's employment agreement to extend the term of his employment until June 30, 2003. Mr. Pino's employment agreement is automatically renewable at the end of the term for successive one year terms unless we give prior written notice of termination. Pursuant to the amendment, Mr. Pino will be entitled to severance pay equal to 18 months' salary if we terminate him without cause. In addition, he will be entitled to severance pay equal to two years' salary in the event of a "change of control" as defined in the amendment. Mr. Pino will receive bonuses under the officer bonus plan.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

OVERVIEW

         The base compensation of most of our executive officers is governed by individual employment agreements. An important goal is to attract and retain corporate officers and senior staff and to motivate them to superior performance. In determining the level and composition of compensation for our executive officers, the Committee considers, among other things, the responsibilities of the office, the experience and background of the individual, an evaluation of the individual's contribution to Ceres and available information as to the practices of other insurance companies. In addition, in 2002, the Committee engaged an outside consultant to review officers' salaries and annual incentive plans and make recommendations to the Committee.

         The Ceres Group, Inc. 1998 Key Employee Share Incentive Plan is designed to provide incentives to executive officers and other key employees by encouraging them to acquire a larger share of ownership in Ceres, thereby increasing their proprietary interest in our business and enhancing their personal financial interest in our success. This plan permits the grant of non-transferable options to purchase our common stock, which grants may or may not qualify as incentive stock options under Section 422 of the Code. The plan also permits the grant of non-transferable options to receive payments based on the appreciation of our stock. In making any grants under the plan, the Committee does so based upon merit and keeping with our overall objective of enhancing our profitability and stockholder value.

BASE SALARY

         Even though the salaries of most of our executive officers are determined by their individual employment agreements, the Compensation Committee reviews the salaries of our executive officers each year and adjusts salaries, in its discretion, based on a subjective evaluation of individual performance and comparisons to peers inside and outside Ceres.


ANNUAL INCENTIVE AWARDS

         Annual incentive awards are designed to focus management attention on our performance. The 2002 bonus plan has not been finalized by the Compensation Committee.

         The 2001 bonus plan was based on both corporate and individual performance goals. An earnings per share target was set, and if reached, the bonus paid at a percentage of the officer's annual salary. The salary percentage bonus, ranging from 50% to 15% of annual salary, would have been determined by the officer's level within Ceres. The bonus would have been paid 75% in cash and 25% in restricted stock with two-year cliff vesting. If an officer elected to take up to 50% of the entire bonus payout in restricted stock, he would have received a 20% premium on the additional stock received. No bonuses were paid under the plan.

         The 2000 bonus plan provided for two equal bonus plans for selected senior officers and for our executive officers. Bonuses were distributed out of each pool pro rata based on the base salary of the individual officer. Both pools were based on minimum achievement of pre-tax earnings targets. Bonuses were paid 50% by a formula and 50% by discretion. The formula bonuses were paid 50% in cash and 50% in shares of our common stock. The bonus was earned in 2000, but was paid in April 2001.

COMPENSATION OF OUR CHIEF EXECUTIVE OFFICER

         Mr. Nauert's compensation is governed by his employment agreement. Effective July 1, 2001, we entered into a new employment agreement with Mr. Nauert. Under this agreement, Mr. Nauert will receive $750,000 per year in base salary. In addition, Mr. Nauert is entitled to quarterly stock awards on the first day of each calendar quarter in shares of our common stock equal to $125,000 divided by the average closing price of our common stock for the calendar quarter immediately preceding the payment. On October 1, 2001, Mr. Nauert received a stock award equal to 28,403 shares of our common stock. On January 1, 2002, Mr. Nauert received a stock award equal to 38,226 shares of our common stock. Mr. Nauert will also receive a cash payment equal to the federal, state and local taxes payable by Mr. Nauert on the stock awards. Further, on April 10, 2001, Mr. Nauert was granted stock options to purchase 250,000 shares of our common stock. These options will vest April 10, 2003. Mr. Nauert was eligible to participate in our officer bonus plan, with a potential to earn 100% of his base salary if we had reached certain set target levels.

         Under his previous employment agreement, Mr. Nauert did not receive an annual salary. That agreement was composed of (1) stock awards equal to $1 million of our common stock per year, plus an amount equal to the taxes payable on such awards, (2) non-qualified stock options to purchase 500,000 shares of our common stock, which were granted in 1998, and (3) incentive pay equal to 5% of the amount by which our pre-tax income for such year exceeds specified targets. Under that agreement, Mr. Nauert was obligated to retain ownership of at least 900,000 shares of our common stock unless released from this obligation. In addition, Mr. Nauert was eligible to receive cash bonuses or other incentive compensation as the Board may have approved.

         For a more detailed description of Mr. Nauert's current and former employment agreement, see "Employment Agreements - Peter W. Nauert."

                                                    COMPENSATION COMMITTEE
                                                    WILLIAM J. RUH
                                                    BRADLEY E. COOPER
                                                    RODNEY L. HALE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2001, the members of the Compensation Committee included Messrs. Ruh, Cooper and Hale, none of whom were officers or employees of the Company.

                                PERFORMANCE GRAPH

         The following graph compares our cumulative total stockholder return to the cumulative total return of the University of Chicago Center for Research in Security Prices ("CRSP") Nasdaq Stock Market Index and the CRSP Nasdaq Insurance Stocks Index. (Assumes $100 invested on December 31, 1996, in each of three indices and dividends reinvested.)


                                   [GRAPH]


                                         12/31/96      12/31/97       12/31/98      12/31/99       12/31/00      12/31/01
Ceres Group, Inc.                          $100.0         $66.1         $133.9         $90.3          $77.4         $47.6
Nasdaq Stock Market                         100.0         122.5          172.7         320.8          193.0         153.1
Nasdaq Insurance Stocks                     100.0         146.7          130.7         101.4          127.3         136.5


                             PRINCIPAL STOCKHOLDERS

              The following table sets forth, as of March 25, 2002, information regarding the beneficial ownership of our common stock based on 33,901,112 shares outstanding by:

        - each stockholder known to us to be the beneficial owner of more than 5% of our common stock,

        -        each director,

        - each executive officer included in our 2001 executive compensation table, and


        -        our directors and executive officers as a group, and



        -        each person or entity party to the voting agreement.


                                                                         BENEFICIAL OWNERSHIP(1)
                                           ----------------------------------------------------------------------------------

                                                          EQUITY         GUARANTEE
         NAME AND ADDRESS (2)                 SHARES      WARRANTS(3)     WARRANTS(4)    OPTIONS(5)          TOTAL   PERCENT
         --------------------                 ------      -----------     -----------    ----------          -----   -------

International Managed Care, LLC (6)        3,749,285        1,422,184              --            --      5,171,469      14.6%
  54 Thompson Street
  New York, New York 10012

International Managed Care (Bermuda),      1,826,171          785,393              --            --      2,611,564       7.5%
L.P. (6)
  54 Thompson Street
New York, New York 10012

Peter W. Nauert (6) (7)                    1,661,162          569,036         500,000       500,000      3,230,198       9.1%

Lunn-Ceres II, LLC (6)                     1,434,000               --              --            --      1,434,000       4.2%
  One North Franklin, Suite 750
  Chicago, Illinois 60606

Lunn-Ceres, LLC (6)(8)                       400,000               --              --            --        400,000       1.2%
  One North Franklin, Suite 750
  Chicago, Illinois 60606

Lunn-Partners Small Cap Value Equity          25,000               --              --            --         25,000          *
Fund, L.P. (6)
  One North Franklin, Suite 750
  Chicago, Illinois 60606

Lunn-Partners Micro Cap Value Equity          16,666               --              --            --         16,666          *
Fund, L.P. (6)
  One North Franklin, Suite 750
  Chicago, Illinois 60606

Castle Creek Capital Partners              1,171,725               --              --            --      1,171,725       3.5%
  Fund IIa, LP (6)
  6051 El Tordo
  Rancho Santa Fe, CA 92067

Castle Creek Capital Partners Fund           494,942               --              --            --        494,942       1.5%
IIb, LP (6)
  6051 El Tordo
  Rancho Santa Fe, CA 92067

Medical Mutual of Ohio (6)                   480,009          184,735              --            --        664,744       2.0%
1220 E. Ninth Street
Cleveland, Ohio 44114

LEG Partners SBIC, L.P. (6)                  240,003           92,367              --            --        332,370       1.0%
230 Park Avenue, 19th Floor
New York, New York 10169

Michael A. Cavataio (6) (9)                  240,318           92,367              --            --        332,685       1.0%
  3125 Ramsgate Road
  Rockford, Illinois 61114

Joseph Cusimano IRA (6)                      131,912           46,183              --            --        178,095          *
  c/o Lunn Partners
  One North Franklin, Suite 750
  Chicago, Illinois  60606


                                                                         BENEFICIAL OWNERSHIP(1)
                                           ----------------------------------------------------------------------------------

                                                          EQUITY         GUARANTEE
         NAME AND ADDRESS (2)                 SHARES      WARRANTS(3)     WARRANTS(4)    OPTIONS(5)          TOTAL   PERCENT
         --------------------                 ------      -----------     -----------    ----------          -----   -------



Howard R. Conant (6)                          90,909           46,184              --            --        137,093          *
  c/o Lunn Partners
  One North Franklin, Suite 750
  Chicago, Illinois  60606

Charles E. Miller, Jr. (6) (10)               29,606            3,016              --       125,000        157,622          *

Glen A. Laffoon (6) (11)                      80,978               --              --            --         80,978          *

Val Rajic (6)                                     --               --              --        25,000         25,000          *

Carramore Limited (6)                         66,666               --              --            --         66,666          *
c/o Lunn Partners
  One North Franklin, Suite 750
  Chicago, Illinois  60606

Bruce Henry (6)                               37,581            7,239              --        40,000         84,820          *

Andrew A. Boemi (6) (14)                      31,000               --              --        15,000         46,000          *

Ralph Alexander (6) (13)                       8,947            8,177              --        25,000         42,124          *

Alfa Laval, Inc. (6)                          41,666               --              --            --         41,666          *
  c/o The Northern Trust Co.
  40 Broad Street, 8th Floor
  New York, New York  10004

Michael A. Crowe (6)                          41,666               --              --            --         41,666          *
c/o Lunn Partners
  One North Franklin, Suite 750
  Chicago, Illinois  60606

Anthony Pino (6)                              24,897            2,681              --            --         27,578          *

Sally J. Krogh (6)                            25,000               --              --            --         25,000          *
c/o Stifel, Nicolaus and Co., Inc.
  4343 E. State Street
  Rockford, Illinois  61108

Kenneth A. Mannino (6) (12)                   25,000               --              --            --         25,000          *
c/o Stifel, Nicolaus and Co., Inc.
  4343 E. State Street
  Rockford, Illinois  61108

John Kertis (6)                                3,101            1,340              --        20,000         24,441          *

Richard Kusnic (6)                             5,502            1,340              --        15,000         21,842          *

Ronald Kotowski (6)                            4,928              134              --        15,000         20,062          *


                                                                         BENEFICIAL OWNERSHIP(1)
                                           ----------------------------------------------------------------------------------

                                                          EQUITY         GUARANTEE
         NAME AND ADDRESS (2)                 SHARES      WARRANTS(3)     WARRANTS(4)    OPTIONS(5)          TOTAL   PERCENT
         --------------------                 ------      -----------     -----------    ----------          -----   -------


Marc C. Krantz (6)                             6,967            2,310              --            --          9,277          *
  1375 E. Ninth Street, 20th Fl.
  Cleveland, Ohio  44114

Krantz Family Limited Partnership (6)          5,965            2,309              --            --          8,274          *
  1375 E. Ninth Street, 20th Fl.
  Cleveland, Ohio  44114

John Cochrane(6)                               6,000               --              --            --          6,000          *
  c/o Lunn Partners
  209 S. LaSalle, Suite 810
  Chicago, Illinois  60604

George Gehringer (6)                           6,316              671              --        10,000         16,987          *

Mark A. Nielsen                                5,696               --              --            --          5,696          *

Robert Lunn (15)                                  --               --              --            --             --         --

Bradley E. Cooper (16)                            --               --              --            --             --         --

Susan S. Fleming                                  --               --              --            --             --         --

Rodney L. Hale                                    --               --              --            --             --         --

William J. Ruh (17)                           50,000               --              --            --         50,000          *

Robert A. Spass (16)                          50,000               --              --            --         50,000          *

All directors and executive officers       2,130,260          674,339         500,000       680,000      3,984,599      11.1%
as a group (13 individuals)

Voting and stockholders agreements        12,413,888        3,267,666         500,000       790,000     16,971,554      44.1%
group(6)


-------------
  *  Less than 1%

(1) Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the warrants, options and/or shares of stock owned.

(2) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Ceres Group, Inc., 17800 Royalton Road, Cleveland, Ohio 44136.

(3) Warrants to purchase shares at $5.41 per share exercisable any time until July 2, 2005. These warrants are known as the equity warrants. The number of shares issuable upon the exercise of the equity warrants and the original exercise price of $5.50 per share was adjusted on July 25 and July 26, 2000 in connection with the acquisition of The Pyramid Life Insurance Company.

(4) Warrants to purchase shares at $6.00 per share exercisable any time until five years from the date of issuance (December 16, 1997 and July 3, 1998). These warrants are known as the guarantee warrants.

(5) Options to purchase shares that are presently or will become exercisable within 60 days.


(6) All of these shares, equity warrants, guarantee warrants and options, totaling 16,971,554 or 44.1%, are subject to a voting agreement and/or stockholders agreement. Shares, equity warrants, guarantee warrants and options, totaling 15,345,890 or 39.9%, are subject to the voting agreement and shares, equity warrants, guarantee warrants and options, totaling 15,304,889 or 39.8% are subject to the stockholders agreement. As a result, each of these persons may be deemed to beneficially own, as a part of the group, all of these shares. Each of these persons disclaims beneficial ownership of the shares beneficially owned by the other persons who are parties to the voting and stockholders agreements, except that the Castle Creek funds are not subject to the stockholders agreement and each of Lunn-Ceres
         II, Alfa Laval, Mr. Crowe, Lunn Partners Micro Cap, Lunn Partners Small Cap and Carramore Limited are not subject to the voting agreement.


(7) Includes 1,325,920 shares, 569,036 equity warrants and 500,000 guarantee warrants held by the Peter W. Nauert Revocable Trust, of which Mr. Nauert is the trustee.

(8) On December 14, 2000, Lunn-Ceres, LLC distributed its shares to its members on a prorata basis as follows: Peter H. Huizenga - 66,668; Kevin F. Flynn June, 1992 Non-exempt Trust - 40,000; KMK & Associates - 33,334; Howard Conant, Jr. - 33,333; Howard R. Conant - 33, 333; Joseph Cusimano IRA - 33,333; Peer Pedersen - 33,333; Richard A. Forsythe Revocable Trust - 33,333; Arthur A. Watson III Trust - 20,000; Michael
         L. Keiser - 13,334; Cedar Stone, LLC - 13, 333; J. Douglas Gray - 13, 333; Colleen Megan Watson Trust - 13, 333; Eva Losacco & Michael Losacco - 13,333; and Mark Molloy - 6,667. The members were joined as parties to the Voting Agreement and Stockholders Agreement at the time of the distribution.

(9) Includes 54,682 shares and 26,164 equity warrants held by the Mercantile Bank of Northern Illinois, Trustee of the Conseco Deferred Compensation Plan F/B/O Michael Cavataio and 5,385 shares held by Stifel, Nicolaus and Co., Custodian for Michael A. Cavataio IRA.

(10) Includes 7,100 shares and 3,016 equity warrants held by First Union National Bank C/F Charles E. Miller, Jr. R/O IRA.

(11) Includes 41,150 shares held by Mr. Laffoon's wife and 3,000 shares held jointly with his wife.

(12) Shares held by Stifel, Nicolaus and Co., Custodian for Kenneth A. Mannino IRA.

(13) Includes 8,177 equity warrants held by First Clearing Corp. Custodian Ralph Alexander IRA.

(14)     Includes 3,000 shares held in trust for Mr. Boemi's children.

(15) Mr. Lunn is the beneficial owner of 227 shares held through his limited partnership interests in limited partnerships that invested in Lunn-Ceres II, LLC.

(16) Messrs. Cooper and Spass are managing partners of an indirect general partner of each of the International Managed Care funds. Both Mr. Cooper and Mr. Spass disclaim a beneficial ownership of all shares and equity warrants owned by the International Managed Care funds.

(17) Mr. Ruh is a managing partner of Castle Creek Capital, general partner of Castle Creek Capital Partners Fund IIa, LP and Castle Creek Capital Partners Fund IIb, LP. Mr. Ruh disclaims beneficial ownership of all shares owned by the Castle Creek funds.

VOTING AGREEMENT

         We are a party to an Amended and Restated Voting Agreement, originally dated as of July 1, 1998 and amended on July 1, 2000 and November 30, 2001. The voting agreement was amended and restated in connection with the acquisition of Pyramid Life to provide the Castle Creek funds a Board seat designation. The voting agreement will remain in effect until July 2, 2003, unless earlier terminated. The voting agreement, as amended, provides that the parties to the agreement will cause our Board of Directors to consist of nine directors, some or all, as applicable, of whom will be the following individuals:


        - Four individuals designated by the International Managed Care funds, so long as the International Managed Care funds and their officers, directors, employees and affiliates own shares equal to at least 3,259,092 shares of our common stock; three individuals designated by the International Managed Care funds, so long as the International Managed Care funds own at least 2,172,728 shares of our common stock, but less than 3,259,092 shares; two individuals designated by the International Managed Care funds, so long as the International Managed Care funds own at least 1,086,364 shares of our common stock, but less than 2,172,728 shares; and one individual designated by the International Managed Care funds, so long as the International Managed Care funds own at least 434,545 shares of our common stock, but less than 1,086,364.



        - Two individuals designated by Strategic Acquisition Partners, LLC, so long as Strategic Partners and its affiliates own at least 631,976 shares of our common stock; and one individual designated by Strategic Partners, so long as its affiliates own at least 126,395 shares of our common stock, but less than 631,976 shares. and



        - One individual designated by the Castle Creek funds so long as the Castle Creek funds and their affiliates own at least 416,667 shares of our common stock.


Currently the International Managed Care funds have the right to designate four directors, Strategic Partners has the right to designate two, and the Castle Creek funds have the right to designate one director. The director(s) designated by:


        - the International Managed Care funds are Messrs. Cooper, Spass and Lunn and Ms. Fleming,



        -     Strategic Partners are Messrs. Cavataio and Nauert, and


        -     Castle Creek is Mr. Ruh.

         In connection, with the December 2001 public offering, the voting agreement was amended to release Richard Osborne, Turkey Vulture Fund XIII, Ltd., Billy Hill and Karon Hill from the agreement.

         In addition, the voting agreement prohibits the transfer of any shares of our common stock owned by the parties to the agreement except for transfers:


        -     pursuant to an effective registration statement,

        -     pursuant to Rule 144 under the Securities Act, or


        - where the purchaser agrees to be bound by the provisions of the agreement.

However, the voting agreement does not prohibit the transfer of the equity warrants or the guarantee warrants or the shares issuable upon their exercise. This agreement may render more difficult or tend to discourage mergers, acquisitions, tender offers or proxy contests. More than two-thirds of the holders under the voting agreement, who are also directors, have agreed that they would be in favor of terminating the agreement if our stockholders vote at this Annual Meeting to divide our Board of Directors into three classes, each with three directors, serving staggered terms of office of three years as outlined in Proposal 1. These holders also have indicated that they would vote for such a staggered board.

STOCKHOLDERS AGREEMENT


         We and some of our stockholders have entered into a stockholders agreement, dated as of July 1, 1998, as amended on February 17, 1999 and July 25, 2000, that provides that each of these stockholders will have certain rights in connection with certain sales of shares by the other parties to the stockholders agreement. Specifically, if the International Managed Care funds sell shares representing more than 20% of our outstanding common stock, the International Managed Care funds have the right to require each of the other parties to sell a portion of his, her or its shares, which represents the same percentage of the fully diluted shares held by that stockholder as the shares being sold by the International Managed Care funds represent of the fully diluted shares it holds. For example, if the International Managed Care funds were selling 75% of its fully diluted stock, it could require each of the other parties to also sell 75% of their fully diluted stock. All shares transferred pursuant to this provision of the stockholders agreement will be sold at the same price and time as, and otherwise be treated identically with, the shares being sold by the International Managed Care funds.



         The stockholders agreement also provides that if any party desires to sell shares, other than a sale in an underwritten public offering pursuant to an effective registration statement under the Securities Act, representing more than 20% of our outstanding common stock, then the selling stockholder must make an offer to each of the other parties to the stockholders agreement to include in the proposed sale a portion of that stockholder's shares which represents the same percentage of that stockholder's fully diluted shares as the shares being sold by the selling stockholder represents of its fully diluted shares.



                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         In 2001, we reimbursed Geneva Capital, Inc., a company owned by Peter
W. Nauert, approximately $281,900 in connection with our proportionate share of the use of a plane leased by Geneva Capital.

                             STOCKHOLDER PROPOSALS


         A stockholder intending to present a proposal to be included in the proxy statement for our 2003 Annual Meeting of Stockholders must deliver the proposal or notice to our Secretary at our principal executive offices no later than December 26, 2002. Any stockholder proposal must also comply with the requirements of Rule 14a-8 of the Exchange Act. No stockholder proposals were received for inclusion in this Proxy Statement.



         A stockholder may also present a proposal directly to our stockholders at the 2003 Annual Meeting. However, if we do not receive notice of the stockholder proposal prior to the close of business on March 1, 2003, Securities and Exchange Commission rules permit management to vote proxies in their discretion on the proposed matter. If we receive notice of the stockholder proposal on or before the close of business on March 1, 2003, management can only vote proxies in their discretion if they advise stockholders in our 2003 Proxy Statement about the nature of the proposed matter and how management intends to vote on the matter.


                                  OTHER MATTERS

         If the enclosed proxy card is validly executed, returned, and not revoked, the shares represented thereby will be voted in accordance with any specification made by the stockholder. In the absence of any such specification, proxies will be voted FOR the Staggered Board Amendment in Proposal 1 and the election of the nine named nominees in Proposal 2.


         If any other matters shall properly come before the meeting, the persons named in that proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters that will be presented for action at the meeting. Representatives of Ernst & Young are expected to attend the Annual Meeting to answer appropriate questions and make a statement if they desire.


         You are urged to sign and return your proxy card promptly to make certain your shares will be voted at the annual meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.


                                  By order of the Board of Directors,

                                  /s/ Peter W. Nauert

                                  Peter W. Nauert
                                  Chairman of the Board



Date:    April 15, 2002

                                                                         ANNEX A


                    CERTIFICATE OF AMENDMENT TO CERES' BYLAWS
                    -----------------------------------------
       (New material underlined. Material to be deleted shown as stricken)

         Section 2.2.  Number.


                  The Board will consist of [no less than six and no more than fifteen] *[nine]* members[, or such other number of directors as may be determined from time to time by resolution of the directors of the Corporation].



                 *[Notwithstanding anything contained in these Bylaws to the contrary, this Section 2.2 shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of all capital stock entitled to vote at a stockholders' meeting duly called for such purpose.]*


         Section 2.3.  Election; Resignation; Removal; Vacancies.

                  *[(a) The Corporation has elected, and the stockholders have approved at the 2002 Annual Meeting of Stockholders, to divide the Board of Directors of the Corporation into no more than three designated classes. Each class shall have one-third of the total directors, but in no event more than a combined total of nine directors in accordance with Section 2.2 above. Beginning at the 2002 Annual Meeting, the Class I directors shall be elected to hold office for a term expiring at the next succeeding annual meeting, Class II directors shall be elected to hold office for a term expiring at the second succeeding annual meeting and Class III directors shall be elected to hold office for a term expiring at the third succeeding annual meeting. Thereafter, only one class of directors will be up for re-election at any annual meeting of stockholders and each class of directors will be elected for a three-year term.]* [At the first annual meeting of stockholders and at each subsequent annual meeting, the stockholders will elect directors, each of whom will hold office for a term of one year or until his or her successor is elected and qualified.]
                  *[(b)]* Any director may resign at any time upon written notice to the Corporation.
                  *[(c)]* Any director [or the entire Board] may be removed with [or without] cause by the vote of the holders of a majority of the shares of stock then entitled to vote in the election of directors.
                  *[(d)]* Any newly created directorship or any vacancy occurring in the Board for any cause may be filled by a majority of the remaining members of the Board, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.



A-1



Language indicted as being shown by strike out in the typeset document is enclosed in brackets "[" and "]" in the electronic format.

Language indicated as being shown as inserted text in the typeset document is enclosed in asterisks and brackets "*[" and "]*" in the electronic format.

                 *[Notwithstanding anything contained in these Bylaws to the contrary, this Section 2.3 shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of all capital stock entitled to vote at a stockholders' meeting duly called for such purpose.]*



A-2











Language indicated as being shown as inserted text in the typeset document is enclosed in asterisks and brackets "*[" and "]*" in the electronic format.

                                  DETACH CARD
--------------------------------------------------------------------------------

                               CERES GROUP, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS ON MAY 15, 2002
                            AT 10:00 A.M. LOCAL TIME

The undersigned hereby constitutes and appoints Charles E. Miller, Jr. and Kathleen L. Mesel, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the 2002 Annual Meeting of Stockholders of Ceres Group, Inc. to be held at 17800 Royalton Road, Cleveland, Ohio 44136 on Wednesday, May 15, 2002 at 10:00 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.

                  THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 1
                     AND "FOR" ALL NOMINEES IN PROPOSAL 2.

1. Approval of amendments to our Bylaws to set the number of directors at nine and to create a staggered Board of Directors.

FOR  [ ]      AGAINST  [ ]     ABSTAIN  [ ]

2. Directors: Andrew A. Boemi; Michael A. Cavataio; Bradley E. Cooper; Susan S. Fleming; Rodney L. Hale; Robert J. Lunn; Peter W. Nauert; William J. Ruh and Robert A. Spass.
FOR  [ ]     WITHHELD  [ ]

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):  [ ]
--------------------------------------------------------------------------------
                                SEE REVERSE SIDE

                                  DETACH CARD
--------------------------------------------------------------------------------

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                              Dated: -------------------- , 2002

                                              ----------------------------------
                                              Signature

                                              ----------------------------------

                                              Signature

                                              ----------------------------------

                                              Title

                                              NOTE: PLEASE SIGN AS NAME APPEARS
                                              HEREON. JOINT OWNERS SHOULD EACH
                                              SIGN. WHEN SIGNING AS ATTORNEY,
                                              EXECUTOR, ADMINISTRATOR, TRUSTEE
                                              OR GUARDIAN, PLEASE GIVE FULL
                                              TITLE AS SUCH.